Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-effective Amendment No. 2 to Form F-3 Registration Statement (Form F-3) and related Prospectus of BP p.l.c., BP Capital Markets America Inc., BP Canada Finance Company, BP Capital Markets p.l.c. and BP Australia Capital Markets Limited and to the incorporation by reference therein of our report dated February 7, 2005 with respect to the consolidated financial statements and schedule of BP p.l.c. included in its Annual Report (Form 20-F) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
London, England	Ernst & Young LLP